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                                                                     Exhibit 2.2

                       AMENDMENT NO. 1 TO MERGER AGREEMENT


         This Amendment No. 1 to Merger Agreement (this "AMENDMENT") is made and entered into as of June 30, 2000 by and among PerkinElmer, Inc., a Massachusetts corporation ("PARENT"), Nancy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and NEN Life Sciences, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

                              W I T N E S S E T H:

         WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of June 12, 2000 (the "MERGER AGREEMENT");

         WHEREAS, pursuant to Section 8.2(a)(iii) of the Merger Agreement, the Shareholders, Optionholders and Warrantholders are obligated to indemnify Parent for any obligations of the Surviving Corporation or any of its Affiliates to make payments to DuPont pursuant to Section 5.04(f) of the DuPont Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that $5,000,000 should be set aside in an escrow account for the purpose of having a source of funds readily available in the event any indemnification obligation arises under the DuPont Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Section 2.9 of the Merger Agreement shall be amended to add the following provision:

         On the Closing Date, Parent shall deposit with an escrow agent (the "SECOND ESCROW AGENT") identified by Genstar Capital Partners II, L.P. ("Genstar Partners") an amount equal to $5,000,000 for the purpose of securing indemnification obligations under Section 8.2(a)(iii) of this Agreement. Such amount (the "SECOND ESCROW FUND") shall evidence a portion of the Total Cash Consideration and shall be held by the Second Escrow Agent pursuant to the terms of an escrow agreement to be entered into by and between the Escrow Agent and Genstar Partners. The Second Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be disbursed by Genstar Partners in its sole and absolute discretion either (i) to make payments to or on behalf of Parent for purposes of the indemnification obligations under Section 8.2(a)(iii) of this Agreement or (ii) for distribution to the Shareholders, Optionholders and Warrantholders based on their pro rata share of the Total Cash Consideration. The fees and expenses of the Second Escrow Agent in administering the Second Escrow Fund shall be borne exclusively by the Shareholders, Optionholders and Warrantholders.

2. The Merger Consideration Spreadsheet shall set forth for each Shareholder, each Optionholder and each Warrantholder, the amount of the Total Cash Consideration otherwise payable to such person that will be held in the Second Escrow.



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3. All references to "Genstar" in Sections 2.9, 7.2(g) and 8.2(c)(iii) in the
Merger Agreement shall be amended to refer to "Genstar Partners."

4. The Company hereby represents and warrants to Parent and Merger Sub as follows:

         (a) The Company has all requisite corporate power and authority to enter into this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Board of Directors and stockholders of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Amendment by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Amendment has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, this Amendment constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (b) Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in SECTION 4.6 of the Merger Agreement have been obtained or made, and except as set forth in SECTION 4.5 of the Company Disclosure Schedule, the execution and delivery of this Amendment by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, does not and will not (i) conflict with or result in a violation or breach of or give rise to a default under the Company Certificate of Incorporation or Company Bylaws, or the organizational documents or bylaws of any Company Subsidiary,
(ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or any Company Subsidiary, or their respective assets or properties, or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, or by which any of the assets or properties of the Company or any Company Subsidiary is bound or affected, or any Permit of the Company or any Company Subsidiary except, in the case of clauses
(ii) and (iii) of this clause (b), as would not have a Material Adverse Effect.

5. Parent and Merger Sub hereby represent and warrant to the Company as follows:

         (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Amendment by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder or the




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consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, this Amendment constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (b) Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in SECTION 5.4 of the Merger Agreement have been obtained or made, and except as set forth in SECTION 5.3 of the Parent Disclosure Schedule, the execution and delivery of this Amendment by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby does not and will not (i) conflict with or result in a violation or breach of or give rise to a default under the organizational documents of Parent or Merger Sub, (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or the assets or properties of Parent or Merger Sub, or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this clause (b) as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Amendment or consummate the transactions contemplated hereby.

6. Except as specifically modified by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

7. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                   PerkinElmer, Inc.


                                   By: /s/ Terry Carlson
                                      ------------------------------------
                                   Title: Senior Vice President


                                   Nancy Acquisition Corporation

                                   By: /s/ Terry Carlson
                                      -----------------------------------
                                   Title: President


                                   NEN Life Sciences, Inc.

                                   By: /s/ Russell Hays
                                      -----------------------------------
                                   Title: CEO